UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ON TRACK INNOVATIONS LTD.

(Exact Name of Registrant as Specified in its Charter)

Israel	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Hatnufa 5, Yokneam Industrial Zone

Box 372, Yokneam, Israel 2069200

(Address, Including Zip Code, of Registrant's Principal Executive Offices)

ON TRACK INNOVATIONS LTD. 2021 INCENTIVE EQUITY PLAN

(Full Title of the Plan)

OTI America Inc.

7950 Legacy Drive, Suite 400, 4th Floor

Plano, Texas 75024

Tel: (469) 613 5110

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Howard E. Berkenblit	Shy S. Baranov
Sullivan & Worcester LLP	Gornitzky & Co. Law Offices
One Post Office Square	20 HaHarash St.
Boston, Massachusetts 02106	Tel Aviv 6761310, Israel
(617) 338-2800	(011) 972-3-710-9191

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐	Large Accelerated Filer	☐	Accelerated Filer
☒	Non-Accelerated Filer	☒	Smaller Reporting Company
		☐	Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

		Proposed		Proposed
		Maximum		Maximum
	Amount	Offering		Aggregate	Amount of
Title of Each Class of Securities to be Registered	to be Registered (1)	Price Per Share		Offering Price	Registration Fee
Ordinary shares, par value NIS 0.1 per share	6,000,000	$0.24	(2)	$1,440,000	$157.11

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, in addition to the number of ordinary shares listed above, there are being registered hereby an additional indeterminate number of ordinary shares as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar transactions, and, in any such event, the number of shares registered hereby shall be automatically increased to cover the additional shares.

(2)	Calculated in accordance with Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the price of $0.24 per share, which was the last sale reported of an Ordinary Share as reported on the OTCQX on September 13, 2021.

Explanatory Note

We are filing this Registration Statement on Form S-8 in connection with 6,000,000 ordinary shares issuable to eligible employees, consultants and directors of On Track Innovations Ltd., or the Company, under the Company’s 2021 Incentive Equity Plan, or the Plan.

The Plan and reservation of ordinary shares thereunder authorized for issuance under the Plan was approved by the board of directors of the Company at a meeting held on July 22, 2021. We are not required to approve the Plan or any amendment thereof by our shareholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 and the introductory note to Part I of Form S-8, in each case under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents which were filed with the Securities and Exchange Commission, or the SEC, by the Company are incorporated herein by reference and made a part hereof:

(1)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 31, 2021;

(2)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the SEC on May 13, 2021;

(3)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021, filed with the SEC on August 16, 2021;

(4)	the Company’s Current Reports on Form 8-K, as filed with the SEC on March 2, 2021, March 5, 2021, April 2, 2021 (Item 1.01 and Exhibit 10.1 only), April 27, 2021, May 25, 2021 and June 23, 2021; and

(5)	the description of the Company’s ordinary shares contained in its Registration Statement on Form 8-A filed with the SEC on June 19, 2002, as amended by Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including any report filed which updates such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Indemnification

The Israeli Companies Law, 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and executive officers.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association provide that subject to the provisions of the Companies Law and the Securities Law, we release, in advance, our office holders from liability to the Company for damage that arises from the breach of the office holder’s duty of care to the Company. Subject to the aforesaid limitations, under the indemnification agreements, we exempt our office holders, to the fullest extent permitted by law, from any liability, or any part of liability, for damages caused as a result of a breach of their duty of care to the Company.

Limitations

The Companies Law provides that the Company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification, and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our amended and restated articles of association permit us, subject to the provisions of the Companies Law and the Securities Law, to exculpate (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. We have obtained directors' and officers' liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law and the Securities Law. In addition, we have entered into agreements with each of our office holders undertaking to indemnify them to the fullest extent permitted by Israeli law, including with respect to liabilities resulting from the offering of securities under this registration statement to the extent that these liabilities are not covered by insurance.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See the Exhibit Index attached hereto for a list of the exhibits being filed with this Registration Statement.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Yokneam, State of Israel, on this 15 day of September, 2021.

ON TRACK INNOVATIONS LTD.

By:	/s/ Assaf Cohen
Assaf Cohen
Chief Financial Officer

Date: September 15, 2021

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Yehuda Holtzman and Mr. Assaf Cohen, jointly and severally, his/her attorneys-in-fact, each with full power of substitution, for him/her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Yehuda Holtzman	Chief Executive Officer	September 15, 2021
Yehuda Holtzman	(Principal Executive Officer)

/s/ Assaf Cohen	Chief Financial Officer	September 15, 2021
Assaf Cohen	(Principal Financial and Accounting Officer)

/s/ Sandra Hardardottir	Director, Chairman of the Board	September 15, 2021
Sandra Hardardottir

/s/ William C. Anderson III	Director	September 15, 2021
William C. Anderson III

/s/ Uri Arazy	Director	September 15, 2021
Uri Arazy

Leonid Berkovich	Director

/s/ Donna Marks	Director	September 15, 2021
Donna Marks

Michael Shanahan	Director

Authorized Representative in the United States:

OTI AMERICA INC.

/s/ Yehuda Holtzman
Yehuda Holtzman		September 15, 2021
President OTI America Inc.

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1	Amended and Restated Articles of Association, as amended on April 14, 2020 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 12, 2020).

4.2	Memorandum of Association, as amended and restated after the April 14, 2020 amendment (incorporated by reference to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 12, 2020).

5.1*	Opinion of Gornitzky & Co., Law Offices as to the validity of the ordinary shares

23.1*	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, independent registered public accounting firm

23.2*	Consent of Gornitzky & Co., Law Offices (included in Exhibit 5.1)

24.1	Powers of attorney (included on the signature page to the Registration Statement)

99.1	2021 Equity Incentive Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 16, 2021).

*	Filed herewith.